Exhibit 99.1

Consumers Bancorp, Inc. Reports

First Fiscal Quarter 2008 Results

Minerva, Ohio—October 16, 2007 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported first fiscal quarter 2008 earnings per share of $0.21 compared to $0.10 for the previous quarter ended June 30, 2007 and compared to $0.18 for the same period ended September 30, 2006. Net income for the first fiscal quarter of 2008 was $440 thousand, an increase of $241 thousand from the previous quarter ended June 30, 2007 and a $60 thousand increase from the same quarter in 2007. Return on average assets (ROA) and return on average equity (ROE) for the first fiscal quarter of 2008 were 0.85% and 9.20%, respectively. This compares to ROA of 0.75% and ROE of 7.78% for the first fiscal quarter of 2007.

Interest income for the first fiscal quarter of 2008 increased $219 thousand and interest expense increased $169 thousand over first quarter results for the same period last year. The net interest margin remained constant at 4.68% for the quarter ended September 30, 2007 compared to the previous quarter ended June 30, 2007. This reflects an increase of 6 basis points from the same period last year. The Corporation’s yield on average interest-earning assets increased to 7.01% for the three months ended September 30, 2007 from 6.62% for the same period last year. The Corporation’s cost of funds increased from 2.64% for the three months ended September 30, 2006 to 3.08% for the three months ended September 30, 2007.

Steven L. Muckley, President and Chief Executive Officer, stated “We are encouraged by the results of the first quarter, especially our strong net interest margin which remains among the highest of Ohio community bank institutions mainly due to the Consumers core deposits. Consumers is beginning to see the results of its strategic planning initiatives and business development efforts. Earning assets are increasing and our deposit base is growing. We are also pleased with the significant reduction in nonperforming assets. The Bank’s strong product line and changes in the marketplace are having a positive impact on Consumers’ balance sheet.”

Other income was $561 thousand for the first fiscal quarter of 2008 compared with $469 for the quarter ended June 30, 2007 and $560 for the quarter ended September 30, 2006. Within other income, account service charges and alternative investment income decreased $14 thousand and $42 thousand respectively from the same period last year. Also, within other income a gain of $13 thousand was recognized in the first fiscal quarter of 2008 from the sale of other assets previously acquired through loan foreclosure compared with a loss of $24 thousand for the same period last year. Other expenses increased $42 thousand, or 2.1%, for the first fiscal quarter of 2008 from the same period last year.

Assets at September 30, 2007 totaled $207.1 million, an increase of $5.1 million from June 30, 2007 and an increase of $5.7 million from September 30, 2006. Available-for-sale securities increased by $5.4 million from June 30, 2007 and by $7.4 million from September 30, 2006. During the three month period of June 30, 2007 to September 30, 2007, total loans increased by $1.9 million and deposits increased $2.1 million. During the twelve month period ended September 30, 2007, total loans decreased by $1 million and deposits increased by $5.4 million.

Non-performing assets were $828 thousand at September 30, 2007, compared with $2.4 million at June 30, 2007 and $3.4 million at September 30, 2006. The decrease is attributed to the liquidation of $1.4 million of previously repossessed properties.

In July 2007, the Board of Directors authorized a new share repurchase program for up to 75,000 shares that can be purchased through June 2008. As of September 30 2007, 13,000 shares have been repurchased.

Consumers provides a complete range of banking and other investment services to businesses and clients through its CNB offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, East Canton, and Malvern Ohio. Information about Consumers National Bank can be accessed on the Internet at http:\\www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors.

Contact: Steven L. Muckley, President & Chief Executive Officer 1-330-868-7701 extension 140.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

September 30, 2007

(Dollars in thousands, except per share data)

	Three Month Periods Ended
	September 30, 2007	June 30, 2007	September 30, 2006
EARNINGS:
Net interest income	$2,150	$2,131	$2,099
Provision for loan losses	100	268	171
Other income	561	469	560
Other expenses	2,045	2,133	2,003
Income tax expense	126	—	105
Net income	440	199	380

Net income per share – Basic	$0.21	$0.10	$0.18

PERFORMANCE RATIOS (Annualized):
Return on average assets	0.85%	0.39%	0.75%
Return on average equity	9.20	4.06	7.78
Net interest margin (fully tax equivalent)	4.68	4.68	4.62

MARKET DATA:
Book value/common share	$9.43	$9.09	$9.38
Market close, bid	$12.25	$10.40	$12.50
Period end common shares	2,052,434	2,065,434	2,110,184
Average equity/average assets	9.28%	9.60%	9.61%
Average common shares	2,061,847	2,075,918	2,137,207

ASSET QUALITY:
Net charge-offs	$41	$567	$18
Non-performing assets	828	2,437	3,406
Allowance for loan losses (ALLL)	1,440	1,381	1,710
Net charge-offs to Total Loans (Annualized)	0.12%	1.60%	0.05%
ALLL to Total Loans	1.00%	0.98%	1.18%

ENDING BALANCES:
Assets	$207,070	$201,958	$201,383
Deposits	171,718	169,591	166,249
Loans, net	141,925	140,066	142,951
Securities, available-for-sale	47,505	42,133	40,113
Federal Home Loan Bank borrowings	5,147	2,625	9,256
Shareholders’ Equity	19,363	18,782	19,804